Form C-AR Annual Report

For the Year Ended December 31, 2025

Issuer Information

Space Gravity Inc.
Denton, Texas

Business Update

Space Gravity Inc. develops aftermarket products for electric vehicles, including the Glydsphere system and Glydcharge portable power products. During 2025, the Company sold through its existing Glydcharge inventory and continued development of the next generation of its Glydsphere system.

The Company focused on product refinement, software development, and preparation for future production. In addition, the Company engaged in marketing efforts and customer validation through direct-to-consumer channels and partnerships with content creators.

Use of Proceeds

Proceeds from the Company's Regulation Crowdfunding offering were used for product development, inventory procurement, marketing activities, and general working capital. A portion of the funds was also used to support ongoing software development and operating expenses.

Financial Statements

Income Statement (2025)

Revenue: $37,965.00
Net Loss: ($61,497)

Balance Sheet (As of December 31, 2025)

Total Assets: $261,803
Total Liabilities: $947
Total Equity: $260,856

Cash Flow Statement (2025)

Net Cash Used in Operating Activities: ($39,055)
Net Cash Provided by Financing Activities: $30,000
Net Change in Cash: ($9,055)
Beginning Cash: $13,865
Ending Cash: $4,810

Liquidity and Capital Resources

The Company has funded its operations through a combination of revenue and proceeds from its Regulation Crowdfunding offering. As of December 31, 2025, the Company had limited cash resources and expects that additional capital may be required to support future operations, product development, and growth initiatives.

Ownership

Securities were issued under Regulation Crowdfunding via MicroVentures in the form of Crowd Notes, which may convert into equity upon the occurrence of certain future events as defined in the offering documents.

Risk Factors

The Company is an early-stage business and faces a number of risks, including risks related to product development, manufacturing, supply chain dependencies, and market adoption. The Company may require additional financing in the future and there can be no assurance that such financing will be available on acceptable terms.

Certification

The issuer certifies that the information provided in this report is true and complete in all material respects.

Johannes Luckemeier
Chief Executive Officer
Date: April 23, 2026